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                                                                  EXHIBIT 99B.15


                        JOHN HANCOCK MONEY MARKET FUND

                                   Form of
                              Distribution Plan

                                Class A Shares



        ARTICLE I.  THIS PLAN

        This Distribution Plan (the "Plan") sets forth the terms and conditions on which John Hancock Series, Inc. (the "Company"), on behalf of John Hancock Money Market Fund (the "Fund"), on behalf of its Class A shares, will, after the effective date hereof, pay certain amounts to John Hancock Funds, Inc. ("John Hancock Funds") in connection with the provision by John Hancock Funds of certain services to the Fund and its Class A shareholders, as set forth herein. Certain of such payments by the Fund may, under Rule 12b-1 of the Securities and Exchange Commission, as from time to time amended (the "Rule"), under the Investment Company Act of 1940, as amended (the "Act"), be deemed to constitute the financing of distribution by the Fund of its shares. This Plan describes all material aspects of such financing as contemplated by the Rule and shall be administered and interpreted, and implemented and continued, in a manner consistent with the Rule. The Fund and John Hancock Funds heretofore entered into a Distribution Agreement, dated December 22, 1994 as amended (the "Agreement"), the terms of which, as heretofore and from time to time continued, are incorporated herein by reference.

        ARTICLE II.  DISTRIBUTION AND SERVICE EXPENSES

        The Fund shall pay to John Hancock Funds a fee in the amount specified in Article III hereof. Such fee may be spent by John Hancock Funds on any activities or expenses primarily intended to result in the sale of Class A shares of the Fund, including, but not limited to the payment of Distribution Expenses (as defined below) and Service Expenses (as defined below). Distribution Expenses include but are not limited to, (a) initial and ongoing sales compensation out of such fee as it is received by John Hancock Funds or other broker-dealers ("Selling Brokers") that have entered into an agreement with John Hancock Funds for the sale of Class A shares of the Fund, (b) direct out-of-pocket expenses incurred in connection with the distribution of Class A shares of the Fund, including expenses related to printing of prospectuses and reports to other than existing Class A shareholders of the Fund, and preparation, printing and distribution of sales literature and advertising materials, (c) an allocation of overhead and other branch office expenses of John Hancock Funds related to the distribution of Class A shares of the Fund; and (d) expenses incurred in connection with the distribution of a corresponding class of any open-end, registered investment company which sells all or substantially all of its assets to the Fund or which which merges or otherwise combines with the Fund.

        Service Expenses include payments made to, or on account of, account executives of selected broker-dealers (including affiliates of John Hancock Funds) and others who furnish personal and shareholder account maintenance services to Class A shareholders of the Fund.
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        ARTICLE III.  MAXIMUM EXPENDITURES

        The expenditures to be made by the Fund pursuant to this Plan, and the basis upon which such expenditures will be made, shall be determined by the Fund, and in no event shall such expenditures exceed an annual rate of 0.25% of the average daily net asset value of the Class A shares of the Fund (determined in accordance with the Fund's prospectus as from time to time in effect) to cover Distribution Expenses and Service Expenses, provided that the portion of such fee used to cover service expenses shall not exceed an annual rate of up to 0.25% of the average daily net asset value of the Class A shares of the Fund. Such expenditures shall be calculated and accrued daily and paid monthly or at such other intervals as the Board of Directors shall determine. In the event John Hancock Funds is not fully reimbursed for payments made or other expenses incurred by it under this Plan, such expenses will not be carried beyond one year from the date such expenses were incurred. Any fees paid to John Hancock Funds under this Plan during any fiscal year of the Fund and not expended or allocated by John Hancock Funds for actual or budgeted Distribution Expenses and Service Expenses during such fiscal year will be promptly returned to the Fund.

        ARTICLE IV.  EXPENSES BORNE BY THE FUND

        Notwithstanding any other provision of this Plan, the Company, the Fund and its investment adviser, John Hancock Advisers, Inc. (the "Adviser"), shall bear the respective expenses to be borne by them under the Investment Management Contract dated December 22, 1994 (the "Management Contract"), and under the Fund's current prospectus as it is from time to time in effect. Except as otherwise contemplated by this Plan, the Company and the Fund shall not, directly or indirectly, engage in financing any activity which is primarily intended to or should reasonably result in the sale of shares of the Fund.

        ARTICLE V.  APPROVAL BY DIRECTORS, ETC.

        This Plan shall not take effect until it has been approved, together with any related agreements, by votes, cast in person at a meeting called for the purpose of voting on this Plan or such agreements, of a majority (or whatever greater percentage may, from time to time, be required by Section 12(b) of the Act or the rules and regulations thereunder) of (a) all of the members of the Board of Directors of the Company and (b) those members of the Board of Directors of the Company who are not "interested persons" of the Fund, as such term may be from time to time defined under the Act, and have no direct or indirect financial interest in the operation of this Plan or any agreements related to it (the "Independent Directors").

        ARTICLE VI.  CONTINUANCE

        This Plan and any related agreements shall continue in effect for so long as such continuance is specifically approved at least annually in advance in the manner provided for the approval of this Plan in Article V.

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        ARTICLE VII.  INFORMATION

        John Hancock Funds shall furnish the Fund and its Board of Directors quarterly, or at such other intervals as the Fund shall specify, a written report of amounts expended or incurred for Distribution Expenses and Service Expenses pursuant to this Plan and the purposes for which such expenditures were made and such other information as the Board of Directors may request.

        ARTICLE VIII.  TERMINATION

        This Plan may be terminated (a) at any time by vote of a majority of the Board of Directors, a majority of the Independent Directors, or a majority of the Fund's outstanding voting Class A shares, or (b) by John Hancock Funds on 60 days' notice in writing to the Fund.

        ARTICLE IX.  AGREEMENTS

        Each agreement with any person relating to implementation of this Plan shall be in writing, and each agreement related to this Plan shall provide:

         (a) That, with respect to the Fund, such agreement may be terminated at any time, without payment of any penalty, by vote of a majority of the Independent Directors or by vote of a majority of the Fund's then outstanding voting Class A shares.

         (b) That such agreement shall terminate automatically in the event of its assignment.

        ARTICLE X.  AMENDMENTS

        This Plan may not be amended to increase the maximum amount of the fees payable by the Fund hereunder without the approval of a majority of the outstanding voting Class A shares of the Fund. No material amendment to the Plan shall, in any event, be effective unless it is approved in the same manner as is provided for approval of this Plan in Article V.




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        IN WITNESS WHEREOF, the Company, on behalf of the Fund, has executed this Distribution Plan effective as of the 12th day of September, 1995 in Boston, Massachusetts.


                 JOHN HANCOCK SERIES, INC.



                 By  /s/ Anne C. Hodsdon
                     -------------------------
                     President





                 JOHN HANCOCK FUNDS, INC.


                 By  /s/ C. Troy Shauer, Jr.
                     -------------------------
                     President













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